PerfectData Strengthens Board of Directors With Two New Members

Wireless firm adds two new independent directors

New York – September 20, 2005 - PerfectData Corporation (OTC Bulletin Board: PERF.OB), a leading provider of wireless technologies to the financial services, entertainment and general corporate markets through its wholly owned subsidiary, Sona Mobile, Inc., today announced the addition of Michael P. Castellano and Joseph V. Vittoria to its board of directors. Mr. Castellano was also named chairman of the Audit Committee. Together with the new directors appointed in July 2005, Paul A. McAleese and Frank Fanzilli, these board members reinforce the company's expertise in telecommunications and financial services. The company's board now consists of eight members, of whom five are non-employees, or "independent."

Michael P. Castellano is a certified public accountant, with 40 years of experience in the financial services sector. Mr. Castellano's résumé includes work with Fidelity Investments, where he held the positions of vice president and corporate controller, and later senior vice president and chief accounting officer of Fidelity Institutional Group. He also held the position of executive vice president, chief administrative office at Kobren Insight Group. Mr. Castellano currently sits on the board of directors for Puradyn Filter Technologies, Incorporated, and recently joined the Sun Life Insurance Company's Sun Capital Advisers Trust board of trustees.

Joseph V. Vittoria's extensive business background and financial vision are highlighted by his tenure as president and chief operating officer, and later chairman and chief executive officer of Avis, Inc. Mr. Vittoria was responsible for creating the Avis Employee Stock Ownership Trust (ESOP); the largest at that time and long considered a model for companies and governments evaluating employee ownership programs. He is currently Chairman of Autoeurope, Inc., American Coach Lines and Puradyn Filter Technologies, Inc. Mr. Vittoria also serves as an advisory director of the National Crime Prevention Counsel. Mr. Vittoria is a member of the Board of Overseers of the Columbia Business School and was the founding chairman of the Board of Visitors of the Georgetown University School of Languages and Linguistics.

"Our position as the leading provider of technology to mobilize business applications and data in the financial services, enterprise and entertainment markets has been solidified with the addition of these highly regarded business leaders," said John Bush, president and CEO of PerfectData. "Their depth of experience within their respective areas of business extends Sona's ability to deliver market-specific offerings, which help users work more effectively."

Paul McAleese joined the board in July and brings significant telecommunications experience to Sona Mobile Mr. McAleese was formerly the chief marketing officer for Cincinnati Bell Inc., responsible for overseeing the strategic operations for local, long distance, wireless and Internet services. Previously, Mr. McAleese was a managing director of managing director for 02, one of Europe's largest wireless providers, serving more than 24 million customers. In addition, he held several senior management positions at Rogers Wireless in Canada. Mr. McAleese currently serves as an advisory board member for broadband software developer, Casero Software and m-Qube, a mobile messaging management technology company.

Frank Fanzilli joined the Board in August 2005 and brings to Sona extensive IT management experience gained during an almost two-decade tenure at Credit Suisse First Boston, a top Wall Street institution. In his role, Mr. Fanzilli consolidated and integrated IT resources, and managed 4,000 IT professionals and $1.5 billion in spending. He also brings valuable public and private company board experience, having served on the PeopleSoft Board of Directors during its acquisition by Oracle. He is currently on the boards of InterWoven, where he is the Lead Director, and the Open Source Development Labs, a non-profit organization devoted to open source.

Sona Mobile's wireless applications transform handheld devices into easy-to-use, secure and reliable enterprise access points, capable of interacting with corporate databases and transmitting applications to mobile devices, such as financial marketplace information, order forms or even live, streaming TV.

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About PerfectData

Through its wholly owned subsidiary, Sona Mobile Inc., the company is the market-leading provider of secure mobile solutions for access to enterprise information and applications. Sona's success is due to its ability to deliver a rich client experience without compromising performance or security. The key differentiator setting Sona apart from its competitors is the innovative Sona Wireless Development Platform (SWP) and 3D mobile methodology. The Sona Wireless Platform (SWP) architecture works across a wide range of mobile devices and operating systems, including Research In Motion's BlackBerry® and Microsoft Corp's Windows Mobile® lines, without compromising performance or security. Founded in 2000, Sona has offices and subsidiaries in the United States, Canada and the United Kingdom. For more information, visit the company Web site at www.sonamobile.com

For additional information, please contact:

Investor Relations:
Augustine Okwu Jr.
Integrated Corporate Relations for Sona Mobile
203-682-8244
aokwu@icr-online.com

Media Relations:
Geoffrey Morgan
MAVERICK for Sona Mobile
1-800-975-7470
geoffreym@maverickpr.com